Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan of optionsXpress Holdings, Inc. of our report dated March 2, 2009, with respect to the consolidated financial statements and schedules of optionsXpress Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and effectiveness of internal control over financial reporting of optionsXpress Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Chicago, IL
June 3, 2009